Exhibit 5.1

May 3, 2021

Streamline Health Solutions, Inc.

11800 Amber Park Drive, Suite 125

Alpharetta, Georgia 30009

Ladies and Gentlemen:

We have acted as counsel to Streamline Health Solutions, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus (the “Prospectus”), covering the registration for resale of up to an aggregate of 570,727 shares of Common Stock, par value $0.01 per share, of the Company (“Common Stock”), consisting of (i) 248,424 shares of Common Stock which were issued to the selling stockholder named in the Prospectus (the “Issued Shares”) and (ii) 322,303 shares of Common Stock committed to be issued to the selling stockholder named in the Prospectus (the “Committed Shares” and, collectively with the Issued Shares, the “Shares”).

In our capacity as such counsel in rendering the opinions contained in this opinion letter, we have reviewed the following documents (herein collectively referred to as the “Documents”):

(i)	the Registration Statement;

(ii)	the Prospectus;

(iii)	the certificate of incorporation of the Company, as amended (the “Certificate of Incorporation”), and the bylaws of the Company, as amended (the “Bylaws”);

(iv)	the Master Services and Non-Disclosure Agreement, dated as of March 18, 2020, by and between the Company and the selling stockholder named in the Prospectus (as amended, the “MSA”) and the related statements of work (“SOW”);

(v)	the resolutions, dated April 28, 2021, of the board of directors of the Company (the “Board”) relating to the registration for resale of the Shares; the resolutions, dated March 17, 2021, November 6, 2020 and August 21, 2020 of the Board, and the minutes of the duly called meeting of the Board held on June 17, 2020, relating to the issuance of the Issued Shares; and the minutes of the duly called meeting of the Board held on March 17, 2020 and March 18, 2020, relating to the approval of the MSA and the SOWs, certified as of the date hereof by an officer of the Company;

(vi)	a certificate executed by an officer of the Company, dated as of the date hereof; and

(vii)	such other documents and matters we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

Phone: 404.233.7000 | www.mmmlaw.com

1600 Atlanta Financial Center | 3343 Peachtree Road, NE | Atlanta, Georgia 30326

Atlanta • Raleigh-Durham • Savannah • Washington, DC

MORRIS, MANNING & MARTIN, LLP

May 3, 2021

______________________

In expressing the opinion set forth below, we have assumed the following:

(i)	Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

(ii)	Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

(iii)	Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding, and are enforceable in accordance with all stated terms.

(iv)	All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modifications of any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

(v)	Upon the issuance of any of the Committed Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Certificate of Incorporation.

Our opinion is limited to and based solely upon the applicable provisions of the General Corporation Law of the State of Delaware. We express no opinion with respect to any other law. No opinion is expressed herein with respect to compliance with any federal or state securities laws, including the securities laws of the State of Delaware, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Delaware, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions that may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

Based on and subject to the foregoing and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that (i) the Issued Shares are validly issued, fully paid and non-assessable and (ii) the Committed Shares, when issued pursuant to the terms of the MSA and related SOWs, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is furnished to you in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of the name of our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ MORRIS, MANNING & MARTIN, LLP